Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Token Cat Limited (formerly known as TuanChe Limited) on Form S-8 (Nos. 333-271636, 333-292062 and 333-294661) and Form F-3 (Nos. 333-264942 and 333-292192) of our report dated March 28, 2024 relating to the financial statements of Token Cat Limited appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.  We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form F-3 (Nos. 333-264942 and 333-292192).

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

May 8, 2026